EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT, dated as of June 19, 2014, is made and entered into by and between Aspiration Funds, a Delaware business trust (the "Trust"), on behalf of each of the investment series set forth on Schedule A attached hereto (each a “Fund(s)” and collectively the “Fund(s)s”); and Aspiration Fund Adviser, LLC, an investment adviser incorporated in the State of Delaware (the "Adviser").

WHEREAS, the Adviser has been appointed the investment adviser of each of the Fund(s)s pursuant to an Investment Advisory Agreement between the Trust and the Adviser dated as of June 19, 2014 (the "Advisory Agreement"); and

WHEREAS, the Trust and the Adviser (collectively, the “Parties”) each desire to enter into the arrangements described herein relating to certain expenses of the Fund(s)s;

NOW, THEREFORE, the Parties hereby agree as follows:

1.      The Adviser agrees, subject to Section 2 hereof, to waive the fees payable under the Advisory Agreement and/or reimburse other expenses of the Fund(s)s (including, but not limited to, organizational and offering costs), to the extent necessary to limit the total operating expenses of each Fund (exclusive of brokerage costs, interest, taxes, dividends, litigation and indemnification expenses, expenses associated with the investments in underlying investment companies and extraordinary expenses (as determined under generally accepted principles) (“Non-Waivable Expenses”)), to the amount of the Maximum Operating Expense Limit applicable to each class of each Fund as set forth in the attached Schedule A.  Schedule A may be amended to add or delete a Fund or class, or to increase or decrease the Maximum Operating Expense Limit applicable to a Fund, as provided in this Agreement.

2.      Each Fund agrees to repay to Adviser (i) the amount of fees (including any amounts foregone through limitation or reimbursed pursuant to Section 1 hereof) that, but for Section 1 hereof, would have been payable by the Fund to Adviser pursuant to the Advisory Agreement and (ii) the amount of expenses reimbursed by Adviser in accordance with Section 1 (the "Deferred Fees"), subject to the limitations provided in this Section.  Such repayment shall be made monthly, but only if the operating expenses of the Fund (exclusive of Non-Waivable Expenses), without regard to such repayment, are at an annual rate equal to or less than the Maximum Operating Expense Limit for each respective class of shares of the Fund, as set forth in Schedule A.  Furthermore, the amount of Deferred Fees paid by a Fund in any month shall be limited so that the sum of (a) the amount of such payment and (b) the other operating expenses of the Fund (exclusive of Non-Waivable Expenses) do not exceed the Maximum Operating Expense Limit for such Fund.

Deferred Fees are subject to full or partial repayment by a Fund within the three fiscal years following the fiscal year in which the expenses occurred if the Fund is able to make the repayment without exceeding its current Maximum Operating Expense Limit or the Maximum Operating Expense Limit in place at the time of the initial waiver and/or reimbursement.  In no event will a Fund be obligated to pay any fees waived or deferred with respect to any other Fund of the Trust.

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4.      This Agreement shall operate for one year and shall automatically renew upon the effective date of the first annual update to a Fund’s registration statement (after the Fund’s first fiscal year end) and annually from year to year on the effective date of each subsequent annual update to the Fund(s)s’ registration statement, until such time as the Adviser provides written notice of non-renewal to the Trust.  Such annual renewal will have the effect of extending this Agreement for an additional one-year term.  Any notice of non-renewal of this Agreement shall be prospective only, and shall not affect a Party’s existing obligations under this Agreement.

5.      No amendment or modification to this Agreement, or any Schedule thereto, shall be valid unless made in writing and executed by the Trust and the Adviser.

6.      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

7.      Notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund(s) by an officer of the Trust as an officer and not individually, and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund(s).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

For and on behalf of ASPIRATION FUNDS		For and on behalf of ASPIRATION FUND ADVISER, LLC

By:	/s/ Andrei Cherny	By:	/s/ Andrei Cherny

Name:	Andrei Cherny	Name:	Andrei Cherny

Title:	President	Title:	President

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Dated as of:
June 19, 2014

SCHEDULE A
to the
EXPENSE LIMITATION AGREEMENT

OPERATING EXPENSE LIMITS

Fund Name	Class of Shares	Maximum Operating Expense Limit
Aspiration Flagship Fund	NA	0.50%

For and on behalf of ASPIRATION FUNDS		For and on behalf of ASPIRATION FUND ADVISER, LLC

By:	/s/ Andrei Cherny	By:	/s/ Andrei Cherny

Name:	Andrei Cherny	Name:	Andrei Cherny

Title:	President	Title:	President

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